Mr. Louis Gignac Appointed Director of Revett Minerals Inc.

November 20, 2007; Revett Minerals Inc., Spokane Valley, Washington (TSX-RVM) (“Revett” or the “Company”) is pleased to announce that Mr. Louis Gignac has accepted an appointment to join the board of directors of Revett Minerals Inc. effective November 19, 2007. Mr. Gignac has had a long and successful career in mining in Canada and was most recently the President and Chief Executive Officer of Cambior Inc. In addition to leading Cambior, he has held senior management positions with Falconbridge Copper Corp, and Exxon Minerals Company. At the present time, Mr. Gignac is also a director of Domtar Corp., Gaz Metro Inc., Franco Nevada Corp. and St. Andrew Goldfields Ltd. Mr. Gignac obtained a Bachelor degree in Applied Science (Laval), a Master’s Degree in Mineral Engineering (Minnesota) and Doctoral Degree in Mining Engineering (Missouri-Rolla).

Bill Orchow, President and CEO of Revett Minerals commented “We are delighted that Mr. Gignac has consented to join the board of directors of Revett Minerals. We believe that his extensive underground mining experience and proven managerial and business expertise will be a valuable addition to the leadership of our Company, especially given the growth opportunities at Troy and Rock Creek.’

William Orchow
President & CEO

For more information, please contact:

Scott Brunsdon, CFO or Doug Ward, VP Corporate Development at (509) 921-2294